Exhibit 10.3
PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT
UNDER THE XPO LOGISTICS, INC. 2016 OMNIBUS INCENTIVE
COMPENSATION PLAN, dated as of [DATE] (the “Grant Date”)
between XPO LOGISTICS, INC., a Delaware corporation (the “Company”), and [PARTICIPANT NAME]
This Performance-Based Restricted Stock Unit Award Agreement (this “Award Agreement”) sets forth the terms and conditions of an award of restricted stock units with respect to a number of shares of the Company’s Common Stock, $0.001 par value (“Share”) equal to [NUMBER OF UNITS] (this “Award”), that is subject to the terms and conditions specified herein (each such restricted stock unit, an “RSU”) and that are granted to you under the XPO Logistics, Inc. 2016 Omnibus Incentive Compensation Plan (the “Plan”). This Award provides you with the opportunity to earn, subject to the terms of this Award Agreement, Shares or cash, as set forth in Section 3 of this Award Agreement.
THIS AWARD IS SUBJECT TO ALL TERMS AND CONDITIONS OF THE PLAN AND THIS AWARD AGREEMENT, INCLUDING THE DISPUTE RESOLUTION PROVISIONS SET FORTH IN SECTION 10 OF THIS AWARD AGREEMENT. BY SIGNING YOUR NAME BELOW, YOU SHALL HAVE CONFIRMED YOUR ACCEPTANCE OF THE TERMS AND CONDITIONS OF THIS AWARD AGREEMENT.
SECTION 1.The Plan. This Award is made pursuant to the Plan, all the terms of which are hereby incorporated in this Award Agreement, including the provisions of Section 6(e) of the Plan. In the event of any conflict between the terms of the Plan and the terms of this Award Agreement, the terms of the Plan shall govern.
SECTION 2.Definitions. Capitalized terms used in this Award Agreement that are not defined in this Award Agreement have the meanings as used or defined in the Plan. As used in this Award Agreement, the following terms have the meanings set forth below:
“Cause” shall have the meaning given to such term in your Employment Agreement or, if there is no Employment Agreement in effect at the time of your termination, the meaning given to such term in the Plan.
“Employment Agreement” means any individual employment agreement, change in control and severance agreement, or confidential information protection agreement between you and the Company or any of its Subsidiaries.
“Good Reason” shall having the meaning given to such term in your Employment Agreement or, if there is no Employment Agreement in effect at the time of your termination, the meaning given to such term in the Plan.
“Performance Goal” means the completion of a distribution to shareholders of the Company of 80% or more of the common stock of a subsidiary of the Company that holds the Company’s North America Transport business (which may include, at the discretion of the Board, all or any combination of the Company’s Brokerage, Expedite, Managed Transportation, Global Forwarding, Intermodal and Drayage, and Last Mile business lines) (“Spinco”) that occurs on or prior to March 31, 2023.
“Performance Period” means the period commencing on the Grant Date and ending on March 31, 2023.

“Section 409A” means Section 409A of the Code, and the regulations and other interpretive guidance promulgated thereunder, as in effect from time to time.
“Settlement Date” means a date that is as soon as reasonably practicable (and in any event within 10 calendar days) following the date, if any, on which the RSUs vest pursuant to Section 3.
SECTION 3.Vesting and Settlement.
(a)Vesting Requirements. Except as otherwise provided in this Award Agreement, the RSUs will become vested on each of the first five anniversaries of the Grant Date in accordance with the schedule below (each, a “Vesting Date”), contingent upon (i) the completion of the Performance Goal during the Performance Period, and (ii) your continued employment through each such Vesting Date (except as otherwise provided in Sections 3(b)(i) and 3(c)). If the Performance Goal is not achieved during the Performance Period then, upon the last day of the Performance Period, 100% of the RSUs granted pursuant to this Award Agreement shall be forfeited.

Grant Date Anniversary	% of Award that Vests
Year 1	12.5%
Year 2	12.5%
Year 3	25%
Year 4	25%
Year 5	25%

(b)Termination of Employment. Notwithstanding anything to the contrary in this Award Agreement or the Plan but subject to Section 3(c), all outstanding and unvested RSUs will be forfeited upon your termination of employment for any reason prior to the Vesting Date, except that:
(i)if your employment terminates by reason of your death prior to the Vesting Date, then 100% of the RSUs shall vest immediately; and
(ii)upon your involuntary termination of employment by the Company without Cause (and other than due to your Disability) or if you resign, in either case, prior to the final Vesting Date, subject to the achievement of the Performance Goal prior to your termination of employment and during the Performance Period, (A) you shall vest in a number of RSUs, solely with respect to the RSUs scheduled and eligible to vest on the Vesting Date immediately following the date of termination, equal to the product of (x) the number of such RSUs scheduled and eligible to vest on the Vesting Date immediately following the date of termination and (y) a fraction, the numerator of which is the number of days from the Vesting Date immediately preceding the date of termination (or, if such termination is after the Grant Date but prior to the first Vesting Date, the Grant Date) through the date of termination of your employment and the denominator of which is the number of days from the Vesting Date immediately preceding the date of termination (or, if such termination is after the Grant Date but prior to the first Vesting Date, the Grant Date) through the Vesting Date immediately following the date of termination, and (B) the remainder of the RSUs shall be forfeited.
For the avoidance of doubt, if your employment terminates for any reason (other than upon death), prior to the achievement of the Performance Goal during the Performance Period, all outstanding RSUs will be forfeited.
By way of illustration, if you are terminated without Cause (and other than due to your Disability) on the date that is six (6) months after the first Vesting Date and the Performance Goal was achieved prior to your termination of employment and during the Performance Period, you shall vest in one-half (1/2) of the RSUs that were scheduled and eligible to vest on the second Vesting Date and the remainder of the RSUs shall be forfeited.
(c)Change of Control. If a Change of Control occurs prior to the completion of the Performance Goal, then all outstanding RSUs will be forfeited upon the occurrence of the Change of Control. To the extent the RSUs are assumed by Spinco upon the distribution of the shares of Spinco by the Company and if a Change of Control of Spinco occurs following the completion of the Performance Goal during the Performance Period and prior to the final Vesting Date, and you remain employed by Spinco or one of its subsidiaries at the time of such Change of Control, then all outstanding RSUs (including any RSUs replaced in compliance with Section 8(b) of the Plan) shall remain outstanding and unvested, and shall continue to vest in accordance with the time-based vesting conditions set forth in Section 3(a), subject to your continued employment through each Vesting Date, or shall vest upon your earlier termination of employment (i) due to your death, (ii) due to an involuntary termination by Spinco or any successor employer without Cause (and other than due to your Disability), or (iii) due to your resignation for Good Reason. Or, if such RSUs (assumed by Spinco upon the distribution of the shares of Spinco by the Company) are not replaced in compliance with Section 8(b) of the Plan and the Change in Control occurs after achievement of the Performance Goal during the Performance Period, such RSUs shall vest immediately upon the occurrence of the Change of Control.
(d)Settlement of RSU Award. If RSUs vest pursuant to the foregoing provisions of this Section 3, then no later than the applicable Settlement Date, the Company shall deliver to you or your legal representative either (i) one Share or (ii) a cash payment equal to the Fair Market Value determined as of the Settlement Date of one Share, in each case, for each RSU that has been deemed earned and vested in accordance with the terms of this Award Agreement; provided, that the Company shall have sole discretion to determine whether to settle such RSUs in Shares, cash or a combination thereof.
SECTION 4.Forfeiture of RSUs. If you (a) breach any restrictive covenant (which, for the avoidance of doubt, includes any non-compete, non-solicit, non-disparagement or confidentiality provisions) contained in any arrangements with the Company (including your Employment Agreement and the confidentiality covenant contained in Section 10(c) hereof) to which you are subject or (b) engage in fraud or willful misconduct that contributes materially to any financial restatement or material loss to the Company or any of its Subsidiaries, your rights with respect to the RSUs shall immediately terminate, and you shall be entitled to no further payments or benefits with respect thereto and, if the RSUs are vested and/or settled, the Company may require you to forfeit or remit to the Company any amount payable, or the after-tax net amount paid or received by you, in respect of any RSUs; provided, however, that (i) the Company shall make such demand that you forfeit or remit any such amount no later than six months after learning of the conduct described in this Section 4 and (ii) in cases where cure is possible, you shall first be provided a 15-day cure period to cease, and to cure, such conduct.

SECTION 5.No Rights as a Stockholder. You shall not have any rights or privileges of a stockholder with respect to the RSUs subject to this Award Agreement unless and until certificates representing Shares are actually issued and delivered to you or your legal representative in settlement of this Award.
SECTION 6.Non-Transferability of RSUs. Unless otherwise provided by the Committee in its discretion, RSUs may not be sold, assigned, alienated, transferred, pledged, attached or otherwise encumbered except as provided in Section 9(a) of the Plan. Any purported sale, assignment, alienation, transfer, pledge, attachment or other encumbrance of RSUs in violation of the provisions of this Section 6 and Section 9(a) of the Plan shall be void.
SECTION 7.Withholding, Consents and Legends.
(a)Withholding. The delivery of Shares or cash pursuant to Section 3 of this Award Agreement is conditioned on satisfaction of any applicable withholding taxes in accordance with this Section 7(a) and Section 9(d) of the Plan. No later than the date as of which an amount first becomes includible in your gross income for Federal, state, local or foreign income tax purposes with respect to any RSUs, you shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any Federal, state, local and foreign taxes that are required by applicable laws and regulations to be withheld with respect to such amount. In the event that there is withholding tax liability in connection with the settlement of the RSUs, if authorized by the Committee in its sole discretion, you may satisfy, in whole or in part, any withholding tax liability by having the Company withhold from the number of Shares or cash you would be entitled to receive upon settlement of the RSUs, an amount in cash or a number of Shares having a Fair Market Value (which shall either have the meaning set forth in the Plan or shall have such other meaning as determined by the Company in accordance with applicable withholding requirements) equal to such withholding tax liability.
(b)Consents. Your rights in respect of the RSUs are conditioned on the receipt to the full satisfaction of the Committee of any required consents that the Committee may determine to be necessary or advisable (including your consent to the Company’s supplying to any third-party recordkeeper of the Plan such personal information as the Committee deems advisable to administer the Plan).
(c)Legends. The Company may affix to certificates for Shares issued pursuant to this Award Agreement any legend that the Committee determines to be necessary or advisable (including to reflect any restrictions to which you may be subject under any applicable securities laws). The Company may advise the transfer agent to place a stop order against any legended Shares.
SECTION 8.Successors and Assigns of the Company. The terms and conditions of this Award Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns.
SECTION 9.Committee Discretion. The Compensation Committee of the Board shall have full and plenary discretion with respect to any actions to be taken or determinations to be made in connection with this Award Agreement, and its determinations shall be final, binding and conclusive.
SECTION 10.Dispute Resolution.
(e)Jurisdiction and Venue. Notwithstanding any provision in your Employment Agreement, you and the Company irrevocably submit to the exclusive jurisdiction of (i) the United States District Court for the Southern District of New York and (ii) the courts of the State of New York for the purposes of any suit, action or other proceeding arising out of this Award Agreement or the Plan. You and the Company agree to commence any such action, suit or proceeding either in the United States District Court for the Southern District of New York or, in the courts of the State of New York. You and the Company further agree that service of any process, summons, notice or document by U.S. registered mail to the other party’s address set forth below shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which you have submitted to jurisdiction in this Section 10(a). You and the Company irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Award Agreement or the Plan in (A) the United States District Court for the Southern District of New York or (B) the courts of the State of New York, and hereby and thereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
(f)Waiver of Jury Trial. You and the Company hereby waive, to the fullest extent permitted by applicable law, any right either of you may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Award Agreement or the Plan.
(g)Confidentiality. You hereby agree to keep confidential the existence of, and any information concerning, a dispute described in this Section 10, except that you may disclose information concerning such dispute to the court that is considering such dispute or to your legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute).
SECTION 11.Notice. All notices, requests, demands and other communications required or permitted to be given under the terms of this Award Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three business days after they have been mailed by U.S. certified or registered mail, return receipt requested, postage prepaid, addressed to the other party as set forth below:

If to the Company:	XPO Logistics, Inc. Five American Lane Greenwich, CT 06831 Attention: Chief Human Resources Officer
If to you:	To your address as most recently supplied to the Company and set forth in the Company’s records
The parties may change the address to which notices under this Award Agreement shall be sent by providing written notice to the other in the manner specified above.
SECTION 12.Governing Law. This Award Agreement shall be deemed to be made in the State of Delaware, and the validity, construction and effect of this Award Agreement in all respects shall be determined in accordance with the laws of the State of Delaware, without giving effect to the conflict of law principles thereof.
SECTION 13.Headings and Construction. Headings are given to the Sections and subsections of this Award Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Award Agreement or any provision thereof. Whenever the words “include,” “includes” or “including” are used in this Award Agreement, they shall be deemed to be followed by the words “but not limited to”. The term “or” is not exclusive.
SECTION 14.Amendment of this Award Agreement. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate this Award Agreement prospectively or retroactively; provided, however, that, except as set forth in Section 15(d) of this Award Agreement, any such waiver, amendment, alteration, suspension, discontinuance, cancelation or termination that would materially and adversely impair your rights under this Award Agreement shall not to that extent be effective without your consent (it being understood, notwithstanding the foregoing proviso, that this Award Agreement and the RSUs shall be subject to the provisions of Section 7(c) of the Plan).
SECTION 15.Section 409A.
(d)It is intended that the provisions of this Award Agreement comply with Section 409A, and all provisions of this Award Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.
(e)Neither you nor any of your creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable under this Award Agreement to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to you or for your benefit under this Award Agreement may not be reduced by, or offset against, any amount owing by you to the Company or any of its Affiliates.
(f)If, at the time of your separation from service (within the meaning of Section 409A), (i) you shall be a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it, without interest (except as otherwise provided in your Employment Agreement), on the first business day after such six-month period. For purposes of Section 409A, each payment hereunder will be deemed to be a separate payment as permitted under Treasury Regulation Section 1.409A-2(b)(2)(iii).
(g)Notwithstanding any provision of this Award Agreement to the contrary, in light of the uncertainty with respect to the proper application of Section 409A, the Company reserves the right to make amendments to this Award Agreement as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A. In any case, you shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on you or for your account in connection with this Award Agreement (including any taxes and penalties under Section 409A), and neither the Company nor any of its Affiliates shall have any obligation to indemnify or otherwise hold you harmless from any or all of such taxes or penalties.
SECTION 16.Counterparts. This Award Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. You and the Company hereby acknowledge and agree that signatures delivered by facsimile or electronic means (including by “pdf”) shall be deemed effective for all purposes.
SECTION 17.Section 280G. Notwithstanding anything in this Award Agreement to the contrary and regardless of whether this Award Agreement has otherwise expired or terminated, unless otherwise provided in your Employment Agreement, in the event that any payments, distributions, benefits or entitlements of any type payable to you (“CIC Benefits”) (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this paragraph would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then your CIC Benefits shall be reduced to such lesser amount (the “Reduced Amount”) that would result in no portion of such benefits being subject to the Excise Tax; provided that such amounts shall not be so reduced if the Company determines, based on the advice of Golden Parachute Tax Solutions LLC, or such other nationally recognized certified public accounting firm as may be designated by the Company (the “Accounting Firm”), that without such reduction you would be entitled to receive and retain, on a net after tax basis (including, without limitation, any excise taxes payable under Section 4999 of the Code), an amount that is greater than the amount, on a net after tax basis, that you would be entitled to retain upon receipt of the Reduced Amount. Unless the Company and you otherwise agree in writing, any determination required under this Section 17 shall be made in writing in good faith by the Accounting Firm. In the event of a reduction of benefits hereunder, benefits shall be reduced by first reducing or eliminating the portion of the CIC Benefits that are payable under this Award Agreement and then by reducing or eliminating the portion of the CIC Benefits that are payable in cash and then by reducing or eliminating the non-cash portion of the CIC Benefits, in each case, in reverse order beginning with payments or benefits which are to be paid the furthest in the future. For purposes of making the calculations required by this Section 17, the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code, and other applicable legal authority. The Company and you shall furnish to the Accounting Firm such information and documents as the Accounting Firm may reasonably require in order to make a determination under this Section 17, and the Company shall bear the cost of all fees the Accounting Firm charges in connection with any calculations contemplated by this Section 17. In connection with making determinations under this Section 17, the Accounting Firm shall take into account the value of any reasonable compensation for services to be rendered by you before or after the Change of Control, including any non-competition provisions that may apply to you and the Company shall cooperate in the valuation of any such services, including any non-competition provisions.
SECTION 18.Securities Trade Monitoring Policy. You are required to maintain a securities brokerage account with the Company’s preferred broker in order to receive any Shares issuable under this Award, in accordance with the Company securities trade monitoring policy (the “Trade Monitoring Policy” ). The Company’s preferred broker is currently Morgan Stanley. Any Shares issued to you pursuant to this Award Agreement shall be deposited in your account with the Company’s preferred broker in accordance with the terms set forth herein. You hereby acknowledge that you have reviewed, and agree to comply with, the terms of the Trade Monitoring Policy, and that this Award, and the value of any Shares issued pursuant to this Award Agreement, shall be subject to forfeiture or recoupment by the Company, as applicable, in the event of your noncompliance with the Trade Monitoring Policy, as it may be in effect from time to time.

    The parties have duly executed this Award Agreement as of the date first written above.

XPO LOGISTICS, INC.

By:	/s/ Josephine Berisha
Josephine Berisha
Chief Human Resources Officer